Exhibit 4.15

Extension of Entrust Loan Agreement

Entrusting Party: Shanghai Noah Rongyao Investment Consulting Co., Ltd. (“Party A”)

Lender: Shanghai Branch of China Minsheng Bank (“Party B”)

Borrower: Jingbo Wang (“Party C”)

Party A and Party B have entered into an entrust loan agreement on June 25, 2009 (contract number of GONG WEI DAI ZI NO. 02022009207700), and Party B and Party C have entered into an Entrust Loan Agreement on June 25, 2009 (the “Original Agreements”) (contract number of GE WEI DAI ZI NO. 02022009207700) under which Party B is entrusted to grant loan to Party C. With respect to the extension of the term of the Original Agreements, Party A, Party B and Party C hereby agree as follows based on amicable consultation and current laws and regulations:

Article 1. According to the Original Agreements, the amount of the entrust loan is RMB 12,420,000. The amount of the loan during the extension period is RMB 12,420,000. The currency remains unchanged.

Article 2. According to the Original Agreements, the term of the entrust loan is 36 months from June 25, 2009 to June 25, 2012. The term of the entrust loan is extended for 18 months from June 26, 2012 to December 26, 2013 hereunder, and shall bear no interest.

Article 3. This agreement supplements the Original Agreements. Unless otherwise agreed herein, the provisions of the Original Agreements shall be continue to be effective and the parties shall perform their respective obligations thereunder accordingly. Any dispute arising out of this agreement shall be submitted to the people’s court where Party B is located.

Article 4. Other matters: The handling fees related to the entrust loan shall be paid by the Entrusting Party. Party A shall pay the one-time handling fees, of RMB 12,420. The payee’s account is 0202014180002296.

Article 5. This agreement shall take effect upon execution by Party A and Party C, and by the person in charge or authorized representative of Party B by signing and fixing corporate stamp/contract stamp of Party B.

Article 6. This Agreement is in three counterparts, each of Party A, Party B and Party C keeps one copy with the same effect.

This Agreement is executed by parties hereto in Shanghai.

(Signature page follows)

/s/ Shanghai Noah Rongyao Investment Consulting Co., Ltd.

Party A: Shanghai Noah Rongyao Investment Consulting Co., Ltd.

/s/ Shanghai Branch of China Minsheng Bank

Party B: Shanghai Branch of China Minsheng Bank

/s/ Jingbo Wang

Party C: Jingbo Wang